UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 18, 2011
KNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32647	58-2424258
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1241 O.G. Skinner Drive, West Point, Georgia 31833
(Address of principal executive offices)

Registrant's telephone number, including area code: 706-645-8752

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

Knology, Inc. (the “Company” or “Knology”) has entered into an Amendment Agreement dated as of February 18, 2011 (the “Amendment Agreement”), to that certain Credit Agreement dated as of October 15, 2010 (the “Existing Credit Agreement”) by and among the Company, as borrower; certain subsidiaries of the Company party thereto, as guarantors; the lenders named therein; the arrangers, the syndication and documentation agents named therein; and Credit Suisse AG, acting through one or more of its subsidiaries and branches, as administrative agent and collateral agent.

The Amendment Agreement, which amends and restates the Existing Credit Agreement, effects a “repricing transaction” by which, among other things, the interest rate margins applicable to the term loan facilities and revolving credit facility are reduced.  Specifically:

(i)	the interest rate margins on the Term A Loans, the Term B Loans and on any outstanding Revolving Loan, have all been reduced by 1.00%;

(ii)	the “LIBOR floor” applicable to the Term B Loans has been reduced to 1.00% from 1.50%;

(iii)	the incremental facility under the Existing Credit Agreement, pursuant to which the aggregate amount of the term loan facility may be increased without lender consent, has been increased to $250.0 million from $200.0 million

(iv)	the aggregate amount of the Term A Loans has been increased to $195.0 million, up from $175.0 million, with the additional $20.0 million of proceeds being available for acquisitions and other purposes; and

(v)	the maturity date of the Term B Loan has been extended to August 18, 2017 and the maturity date of the Term A Loan and Revolver have each been extended to February 18, 2016.

A 1.00% prepayment premium has been added to the Existing Credit Agreement in the event all or a portion of the Term B Loans is prepaid prior to February 18, 2012, subject to certain exceptions.

The remaining material terms of the Existing Credit Agreement, including amortization, maturity, financial and other covenants, and events of default, remain unchanged.

Item 2.02.  Results of Operations and Financial Condition.

On February 22, 2011, Knology issued a press release announcing its 2010 fourth quarter and year end results. The full text of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein.

In the attached press release, we use the Non-GAAP financial measure EBITDA, as adjusted.  EBITDA, as adjusted, is calculated as net income (loss) before interest; taxes; depreciation and amortization; non-cash stock compensation; M&A integration and restructuring expense; debt modification expense; loss on debt extinguishment; gain on interest rate swaps; amortization of deferred loss on interest rate swaps; impairment of investments; and other expense (income).  EBITDA, as adjusted, is an operational measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States.  EBITDA, as adjusted, eliminates the uneven effect on operating income of non-cash depreciation of tangible assets and amortization of certain intangible assets and, therefore, is useful to management in measuring the overall operational strength and performance of the Company. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used for generating our revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of EBITDA, as adjusted, is that it does not reflect income net of interest expense, which is a significant expense because of the substantial debt we have incurred.

In the attached press release, we also use the Non-GAAP financial measure Free Cash Flow. Free Cash Flow is calculated as EBITDA, as adjusted, less capitalized tangible and intangible expenditures and cash interest paid net of cash interest received.  The use of Free Cash Flow is important because it allows management, as well as investors and analysts, to assess our ability to make additional investments and meet our debt obligations.

The press release attached as Exhibit 99.1 and incorporated by reference herein includes a reconciliation of EBITDA, as adjusted, and Free Cash Flow to net income (loss), the most directly comparable GAAP measure, for the three and twelve month periods ended December 31, 2009 and 2010.

Item 8.01      Other Events

On February 21, 2011, Knology agreed to acquire from CoBridge Broadband, LLC certain cable and broadband operations in Fort Gordon, Georgia and Troy, Alabama.  These operations are contiguous to existing Knology operations.  The purchase price of $30 million is expected to be funded with $10 million of cash on hand and $20 million of additional Term A Loans obtained in connection with the debt repricing transaction discussed in Item 1.01 above. The purchase price may be adjusted based on net working capital and revenues received during the month in which the closing occurs.  Knology anticipates that the acquisition will be completed in the second quarter of 2011, subject to normal and customary closing conditions.

Item 9.01      Financial Statements and Exhibits.

(d)   Exhibits

99.1                Press Release dated February 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNOLOGY, INC.

Date:	February 22, 2011	By:	/s/ Chad S. Wachter
Chad S. Wachter
General Counsel, Vice President and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated February 22, 2011.